As filed with the Securities and Exchange Commission on June 22, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	41-1590959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
512 Seventh Avenue New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

G-III Apparel Group, Ltd. 2005 Stock Incentive Plan, as amended

(Full title of the plan)

Morris Goldfarb, Chief Executive Officer
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018

(Name and address of agent for service)

(212) 403-0500

(Telephone number, including area code, of agent for service)

Copy to:
Neil Gold, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone: (212) 318-3000
Fax: (212) 318-3400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	99,771 shares(3)	$17.07	$1,703,090.97	$52.28
Common Stock, $0.01 par value per share	600,000 shares(4)	$17.07	$10,242,000.00	$314.43
Total	699,771 shares—		$11,945,090.97	$366.71
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), this registration statement on Form S-8 (this ‘‘Registration Statement’’) shall also cover an additional indeterminable number of shares of common stock which become issuable under the above-named plan by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon $17.07, the average of the high and low sales of a share of the registrant’s common stock on the Nasdaq Global Market on June 20, 2007.
(3)	Represents 99,771 additional shares authorized as of January 31, 2007 pursuant to the evergreen provision contained in Section 3 of the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan, as amended.
(4)	Represents 600,000 additional shares authorized for issuance pursuant to awards made under the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan as a result of a recent amendment to the plan.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by G-III Apparel Group, Ltd. (the ‘‘Company’’) for the purpose of registering additional shares of common stock, par value $0.01 per share, of the Company (the ‘‘Common Stock’’) under the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (the ‘‘Plan’’), as amended, which are the same class of securities as those registered under the currently effective Registration Statement on Form S-8 (Registration No. 333-125804), filed on June 14, 2005 (the ‘‘Prior Registration Statement’’), relating to the Plan, and the contents of such Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. 750,000 shares (after taking into effect a three-for-two split of our Common Stock effected on March 28, 2006) of Common Stock were registered for issuance under the Plan pursuant to the Prior Registration Statement.

Pursuant to Section 3 of the Plan, as amended, the number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on each January 31 during the term of the Plan equal to six percent (6%) of the total number of issued and outstanding shares of Common Stock on each such date (excluding any shares held in treasury) (the ‘‘evergreen provision’’). On June 7, 2007, the shareholders of the Company approved an amendment to the Plan that, among other things, increased the number of shares of Common Stock available for issuance under the Plan from 849,771 to 1,449,771. This Registration Statement registers (i) the 99,771 additional shares of Common Stock available for issuance pursuant to the evergreen provision as of January 31, 2007 and (ii) 600,000 additional shares (subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events) of Common Stock authorized for issuance pursuant to awards made under the Plan as a result of the recent amendment to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which were previously filed by G-III Apparel Group, Ltd., the registrant, with the Commission, are incorporated herein by reference:

(a)    our annual report on Form 10-K, for the fiscal year ended January 31, 2007, filed on April 27, 2007;

(b)    our quarterly report on Form 10-Q for the quarter ended April 30, 2007, filed on June 8, 2007;

(c)    our current reports on Form 8-K filed on February 1, 2007, March 7, 2007, April 25, 2007 and May 31, 2007; and

(d)    the description of our capital stock contained in our Form 8-K filed on May 1, 2006.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 8.    Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description
4.1	Amendment to G-III Apparel Group, Ltd. 2005 Stock Incentive Plan.
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (on signature page).

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each fling of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act f 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 22, 2007.

G-III APPAREL GROUP, LTD.
By: /s/ Neal S. Nackman

Neal S. Nackman Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MORRIS GOLDFARB, WAYNE S. MILLER and NEAL S. NACKMAN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Morris Goldfarb	Director, Chairman of the Board and Chief Executive Officer (principal executive officer)	June 22, 2007

Morris Goldfarb

/s/ Neal S. Nackman	Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 22, 2007

Neal S. Nackman

/s/ Sammy Aaron	Director and Vice Chairman	June 22, 2007

Sammy Aaron

/s/ Thomas J. Brosig	Director	June 22, 2007

Thomas J. Brosig

/s/ Pieter Deiters	Director	June 22, 2007

Pieter Deiters

/s/ Alan Feller	Director	June 22, 2007

Alan Feller

/s/ Carl Katz	Director	June 22, 2007

Carl Katz

/s/ Laura Pomerantz	Director	June 22, 2007

Laura Pomerantz

/s/ Willem van Bokhorst	Director	June 22, 2007

Willem van Bokhorst

/s/ Richard White	Director	June 22, 2007

Richard White

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Amendment to G-III Apparel Group, Ltd. 2005 Stock Incentive Plan.
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (on signature page).